Exhibit 99.1

Chicago, June 25, 2015

TransUnion Announces Pricing of its Initial Public Offering

CHICAGO (June 25, 2015) – TransUnion , a leading global risk and information solutions provider to businesses and consumers, announced today the pricing of its initial public offering of 29,545,455 shares of its common stock at $22.50 per share. The shares are expected to begin trading on the New York Stock Exchange on June 25, 2015 under the ticker symbol “TRU,” and the offering is expected to close on June 30, 2015, subject to customary closing conditions. TransUnion has granted the underwriters a 30-day option to purchase up to an additional 4,431,818 shares at the initial public offering price.

TransUnion will receive net proceeds of approximately $626.5 million after deducting underwriting discounts and commissions. TransUnion intends to use the net proceeds from the offering, together with borrowings under a new senior secured term loan and senior secured revolving line of credit, to 1) redeem $600 million in aggregate principal amount of the 9.625% Senior Notes due 2018, at a redemption price of 100% of their face value, and $400 million in aggregate principal amount of the 8.125% Senior Notes due 2018, at a redemption price of 102.031% of their face value , plus accrued and unpaid interest and 2) pay associated transaction costs.

Goldman, Sachs & Co., J.P. Morgan, BofA Merrill Lynch and Deutsche Bank Securities are acting as lead bookrunning managers for the offering. RBC Capital Markets, Wells Fargo Securities and Credit Suisse are acting as joint bookrunning managers for the offering. Evercore, Stifel, Drexel Hamilton, and Loop Capital Markets are acting as co-managers for the offering.

A registration statement relating to shares of the common stock of TransUnion has been declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such shares of common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co., Prospectus Department at 200 West Street, New York, NY 10282 or by telephone at 866-471-2526 or by facsimile at 212-902-9316, or by email at prospectus-ny@ny.email.gs.com, J.P. Morgan, Attention: Prospectus Department c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717 or by telephone at 1-866-803-9204, BofA Merrill Lynch, Attn: Prospectus Department at 222 Broadway, New York, NY 10038, or by email at dg.prospectus_requests@baml.com, Deutsche Bank Securities Inc. at Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, or by telephone at 1-800-503-4611, or by email at prospecuts.cpdg@db.com, RBC Capital Markets, LLC, Attention: Equity Syndicate at 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281 or by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com. Wells Fargo Securities, LLC, Equity Syndicate Department at 375 Park Avenue, New York, NY 10152 or by telephone at 1-800-326-5897 or by email at cmclientsupport@wellsfargo.com, and Credit Suisse Securities (USA) LLC, Attention: Prospectus Department at One Madison Avenue, New York, NY 10010 or by telephone at 1-800-221-1037 or by email at newyork.prospectus@credit-suisse.com.

About TransUnion

TransUnion is a leading global risk and information solutions provider to businesses and consumers. We provide consumer reports, risk scores, analytical services and decisioning capabilities to businesses. We provide solutions to consumers to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft.

Forward Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements. For additional information factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our registration statement on Form S-1, as amended from time to time. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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